                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Waste Management, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    94106K101
                          -----------------------------
                                 (CUSIP Number)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages
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-----------------------------                        -----------------------
CUSIP No. 94106K101                    13G              Page 2 of 4 Pages

-----------------------------                        -----------------------



-------------------------------------------------------------------------------
    1.    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Barrow, Hanley, Mewhinney & Strauss, Inc.
                   75-2403190
-------------------------------------------------------------------------------
                                                                     (a)    [_]
    2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (b)    [_]
-------------------------------------------------------------------------------
    3.    SEC USE ONLY

-------------------------------------------------------------------------------
    4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                   A Nevada corporation
-------------------------------------------------------------------------------
                               5.    SOLE VOTING POWER
         NUMBER OF                            Not Applicable
          SHARES
       BENEFICIALLY            ------------------------------------------------
         OWNED BY              6.    SHARED VOTING POWER
           EACH                               Not Applicable
         REPORTING             ------------------------------------------------
          PERSON               7.    SOLE DISPOSITIVE POWER
           WITH                               Not Applicable

                               ------------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                              Not Applicable
-------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    Not Applicable
-------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES (See Instructions)
-------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              [_]
                   Not Applicable
-------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON (See Instructions)
                    IA
--------------------------------------------------------------------------------



                                Page 2 of 4 Pages
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                                 SCHEDULE 13G
                                 ------------


Item 1(a)      Name of Issuer:
                       Waste Management, Inc.

     1(b)      Address of Issuer's Principal Executive Offices:
                       3003 Butterfield Road
                       Oak Brook, IL  60521

Item 2(a)      Name of Person Filing:
                       Barrow, Hanley, Mewhinney & Strauss, Inc.

     2(b)              Address of Principal Business Office or, if none,
                       Residence: One McKinney Plaza 3232 McKinney Avenue, 15th Floor
                       Dallas, TX  75204-2429

     2(c)      Citizenship:
                       A Nevada corporation

     2(d)      Title of Class of Securities:
                       Common Stock

     2(e)      CUSIP Number:
                       94106K101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                       The reporting person is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4         Ownership:

     4(a)      Amount beneficially owned:
                       Not Applicable

     4(b)      Percent of Class:
                       Not Applicable

     4(c)      Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote:
                       Not Applicable

               (ii)    shared power to vote or to direct the vote:
                       Not Applicable


                                Page 3 of 4 Pages
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         (iii) sole power to dispose or to direct the disposition of:
                      Not Applicable

         (iv) shared power to dispose or to direct the disposition of:
                      Not Applicable

Item 5   Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following:            [X]

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                    Not Applicable.

Item 10  Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          BARROW, HANLEY, MEWHINNEY &
                                          STRAUSS, INC.


                                          By:  /s/ Bryant M. Hanley, Jr.
                                                   Name: Bryant M. Hanley, Jr.
                                                   Title:   President

February 11, 1999


                                Page 4 of 4 Pages